Exhibit 99.1

CAI International, Inc. Announces Intention to Issue Senior Secured Notes

SAN FRANCISCO--(BUSINESS WIRE)--May 14, 2012--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported that the Company intends to issue $100 million of fixed rate senior secured notes.

CAI intends to issue approximately $100 million in senior secured fixed rate private placement notes through its subsidiary, Container Applications Limited. The notes are being structured to be secured by certain container assets and associated leases. The company currently intends to issue the notes in June but such issuance is dependent on market terms and conditions prevailing at the time and the Company reserves the right to not proceed with the transaction without any further announcement. The senior secured fixed rate notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Victor Garcia, Chief Executive Officer of CAI, commented, “We intend to issue such notes as a way of lengthening our average debt maturity and accessing a new source of debt financing that can help support CAI’s ongoing investment growth this year and beyond.”

Forward Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, market conditions, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com